Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-223919

€300,000,000

General Mills, Inc.

0.000% Notes due 2020

Pricing Term Sheet

March 13, 2019

Issuer:	General Mills, Inc.
Issuer Ratings*:	Baa2 / BBB (Moody’s/S&P)
Principal Amount:	€300,000,000
Offering Format:	SEC Registered
Maturity Date:	January 15, 2020, and General Mills will repay 100% of the Principal Amount on such date.
Price to Public:	100.00%
Interest Rate:	0.000%
Yield to Maturity:	0.000%
Interest Payment Date:	January 15, 2020
Day Count Convention:	Actual/Actual ICMA
Optional Redemption Provisions:	None
Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Trade Date:	March 13, 2019
Settlement Date:	T+2; March 15, 2019
Denominations:	€100,000 and higher multiples of €1,000
ISIN:	XS1963784480
Joint Book-Running Manager:	Deutsche Bank AG, London Branch Credit Suisse Securities (Europe) Limited

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited toll-free at 1-800-221-1037 or Deutsche Bank AG, London Branch toll-free at 1-800-503-4611.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on March 13, 2019 relating to its Prospectus dated March 26, 2018.

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